CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No.58 to Registration Statement No. 333-89389 on Form N-1A of our report dated August 22, 2017 relating to the financial statements and financial highlights of BlackRock Large Cap Focus Growth Fund (the “Fund”), a series of BlackRock Large Cap Series Funds, Inc. and Master Large Cap Focus Growth Portfolio, a series of Master Large Cap Series LLC, each appearing in the Annual Report on Form N-CSR of the Fund for the period ended June 30, 2017, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

January 25, 2018